UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.         )

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SOMAXON PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SOMAXON PHARMACEUTICALS, INC.

10935 Vista Sorrento Parkway, Suite 250

San Diego, California 92130

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

A Special Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on October 5, 2012 at 9:00 a.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, for the following purposes:

1.	To approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our outstanding common stock at an exchange ratio of 1-for-8, and a decrease in the number of authorized shares of our common stock to 25,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment; and

2.	To approve the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1.

Stockholders of record at the close of business on August 17, 2012 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend the Special Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and Director

San Diego, California

August 27, 2012

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT

The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Special Meeting of Stockholders to be held on October 5, 2012 at 9:00 a.m. Pacific time at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, CA 92130, and at any adjournments or postponements thereof. If you need directions to the location of the Special Meeting, please contact us at (858) 876-6500. This Proxy Statement will be first sent to stockholders on or about August 27, 2012.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be Held on October 5, 2012: This proxy statement is available electronically at https://materials.proxyvote.com/834453.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the proxy card. For additional questions about our Special Meeting, assistance in submitting proxies or voting shares of our common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor toll-free at (800) 267-4403.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee which are represented at the Special Meeting, but not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares owned by the customer but held in the name of the broker, and as such, the broker cannot vote either way and reports the number of such shares as “non-votes.”

The proposal to approve an amendment to Somaxon’s Amended and Restated Certificate of Incorporation to effect the reverse stock split (Proposal No. 1) must receive the affirmative vote of a majority of all of the shares of our common stock outstanding and entitled to vote for that proposal to be approved. We believe this proposal will be considered non-routine. Abstentions and broker non-votes with respect to this proposal will be counted for purposes of establishing a quorum and, if a quorum is present, will have the same effect as a vote against this proposal.

Any proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies (Proposal No. 2) must receive the affirmative vote of a majority of the votes cast at the Special Meeting for that proposal to be approved. We believe this proposal will be considered routine. Abstentions with respect to this proposal will be counted for purposes of establishing a quorum, but will not be counted as votes cast for or against this proposal.

Stockholders of record at the close of business on August 17, 2012 (the “record date”) will be entitled to vote at the Special Meeting or vote by proxy. As of that date, 57,530,747 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at the Special Meeting, constitutes a quorum.

The cost of preparing, assembling and mailing the Notice of Special Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

Additionally, we have engaged the services of Georgeson Inc. to assist us with the solicitation of proxies. We anticipate the cost of such engagement to be approximately $15,000.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of the proxy statement may have been sent to multiple stockholders who share an address. We will promptly deliver a separate copy to any stockholder upon written or oral request. Requests may be made by mail to: Corporate Secretary, Somaxon Pharmaceuticals, Inc., 10935 Vista Sorrento Parkway, Suite 250, San Diego, CA 92130, by email to: investors@somaxon.com, or by telephone to: (858) 876-6500. Any stockholder who would like to receive separate copies of the proxy statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may so designate on their proxy card at the time of voting. The stockholder can also contact us directly at (858) 876-6500.

PROPOSAL 1

APPROVAL OF AN AMENDMENT TO SOMAXON’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF SOMAXON’S OUTSTANDING COMMON STOCK AT AN EXCHANGE RATIO OF 1-FOR-8, AND A DECREASE IN THE NUMBER OF AUTHORIZED SHARES OF SOMAXON’S COMMON STOCK TO 25,000,000 SHARES, SUBJECT TO THE BOARD OF DIRECTORS’ AUTHORITY TO ABANDON SUCH AMENDMENT.

Our Board of Directors (“the Board”) has adopted, declared advisable and is submitting for stockholder approval a proposal to approve an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split of our common stock at a ratio of 1-for-8. By voting in favor of Proposal No. 1, stockholders will be approving an amendment to our Amended and Restated Certificate of Incorporation in order to effect a reverse stock split of our outstanding common stock and a reduction in the number of authorized shares of common stock to 25,000,000 shares. After the receipt of stockholder approval of this amendment, the Board will thereafter have the ability until our 2013 annual meeting of stockholders to unilaterally decide whether or not to effect the amendment. Thereafter, the amendment will be filed with the Secretary of State of the State of Delaware. Pursuant to the law of our state of incorporation, Delaware, our Board must adopt any amendment to our Amended and Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The affirmative vote of a majority of the outstanding shares of common stock is required to approve Proposal No. 1.

The form of the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Appendix A. Our Board, in its discretion, may elect to effect the amendment upon receipt of stockholder approval, or not if our Board determines in its discretion not to proceed with the reverse stock split. In determining whether or not to implement the reverse stock split following the receipt of stockholder approval, our Board may consider, among other things, factors such as:

•	the historical trading price and trading volume of our common stock;

•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

•	our ability to continue our listing on the Nasdaq Capital Market;

•	the overall reduction to be realized in our administrative costs; and

•	prevailing general market and economic conditions.

At the close of business on August 17, 2012, we had 57,530,747 shares of common stock issued and outstanding. Based on the number of shares of common stock currently issued and outstanding, immediately following the completion of the reverse stock split, and, for illustrative purposes only, we would have approximately 7,191,343 shares of common stock issued and outstanding, without giving effect to the treatment of fractional shares. We do not expect the reverse stock split itself to have any economic effect on our stockholders, debt holders or holders of options or restricted stock, except to the extent the reverse stock split will result in fractional shares as discussed below.

Reasons for the Reverse Stock Split

The Board authorized the reverse stock split with a view to increasing the per share trading price of our common stock. We believe an increased share trading price could have the following benefits:

•

Reduced Risk of Nasdaq Delisting. Our Board believes that a reverse stock split may allow us to avoid having our common stock delisted from the Nasdaq Capital Market. Our common stock is listed on the Nasdaq Capital Market. In order for our common stock to continue to be listed on the Nasdaq Capital Market, we must satisfy certain listing maintenance standards established by the Nasdaq Stock Market (“Nasdaq”). On December 13, 2011, we received a letter from the Listing Qualifications Department of Nasdaq informing us that because the closing bid price of our common stock was below $1.00 for 30 consecutive trading days, we did not comply with the minimum closing bid price requirement for continued listing on Nasdaq under Nasdaq Marketplace Rule 5550(a)(2). In June 2012, we received a second letter from the Listing Qualifications Department of Nasdaq notifying us that we had been granted an additional 180-day compliance period, or until December 10, 2012, to regain compliance with the $1.00 per share minimum closing bid price requirement for continued listing on the Nasdaq Capital Market, as set forth in Nasdaq Marketplace Rule 5550(a)(2). Nasdaq’s determination was based on us meeting the continued listing requirement for market value of publicly held shares and all other applicable requirements for initial listing on the Nasdaq Capital Market, with the exception of the bid price requirement, and our written notice of our intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary. We may regain listing compliance by maintaining a closing bid price of our common stock of at least $1.00 per share for a minimum of 10 consecutive business days at any time before December 10, 2012. If, pursuant to Nasdaq Marketplace Rule 5810(c)(3)(A), we meet the outlined requirements, Nasdaq will provide written confirmation to us that we comply with Nasdaq Marketplace Rule 5550(a)(2), unless Nasdaq exercises its discretion to extend this 10-day period pursuant to its Listing Rule 5810(c)(3)(F). If compliance is not demonstrated within the applicable compliance period, Nasdaq will notify us that our securities will be delisted from the Nasdaq Capital Market. However, we may appeal Nasdaq’s determination to delist our securities to a Hearings Panel. The Board expects that a reverse stock split of our common stock will increase the market price of our common stock so that we are able to maintain compliance with the Nasdaq minimum bid price listing standard.

•

Increase in Eligible Investors. The reverse stock split could allow a broader range of institutions to invest in our common stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing trading volume and liquidity of our common stock.

•

Increased Analyst and Broker Interest. The reverse stock split could increase analyst and broker interest in our common stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers.

•

Decreased Transaction Costs for Stockholders. Brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, and because of this, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

Risk Factors Associated with the Reverse Stock Split

We cannot assure you that the reverse stock split, if implemented, will have the desired effect of raising the price of our common stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per post-split share of our common stock would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, as required by Nasdaq;

•

the trading price per share of our common stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of our common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would increase the level of investment by institutional investors or increase analyst and broker interest in our company; or

•	the reverse stock split will result in decreased transaction costs for our stockholders.

In addition, there can be no assurance that our common stock will not be delisted due to a failure to meet other continued listing requirements even if the market price per post-split share of our common stock remains in excess of $1.00.

The market price of our common stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our common stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

After the effective date of the reverse stock split, each stockholder would own a reduced number of shares of common stock. However, the reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in Somaxon (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). Proportionate voting rights and other rights and preferences of the holders of common stock would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning a fractional share as described below). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold approximately 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record also would not be affected by the reverse stock split (except to the extent that the reverse stock split would result in some of our stockholders owning only a fractional share as described below).

The following table contains approximate information relating to our common stock under the 1-for-8 exchange ratio based on share information as of close of business on August 17, 2012 (in thousands):

Common Stock	Prior to Reverse Stock Split	After Reverse Stock Split
Authorized	100,000,000	25,000,000
Outstanding	57,530,747	7,191,343
Reserved for future issuance pursuant to our 2005 Equity Incentive Award Plan	3,354,504	419,313
Reserved for future issuance pursuant to outstanding options	4,865,278	608,160
Reserved for future issuance pursuant to outstanding restricted stock units	1,297,002	162,125
Reserved for future issuance pursuant to outstanding warrants	7,862,032	982,754

Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the Board to issue authorized and unissued shares without further stockholder action will be significantly increased. However, we currently have no plans, arrangements or understandings to issue these additional authorized shares.

The reverse stock split would also reduce the number of shares of common stock available for issuance under our 2005 Equity Incentive Award Plan, which is the only equity incentive compensation plan currently active from which we may make new stock awards. With respect to outstanding stock options to purchase shares of our common stock, the reverse stock split would effect a reduction in the number of shares subject to such outstanding stock options proportional to the exchange ratio of the reverse stock split (rounded down to the nearest whole share) and would effect a proportionate increase in the exercise price of such outstanding stock options (rounded up to the nearest whole cent). With respect to outstanding restricted stock units, the reverse stock split would effect a reduction in the number of shares subject to such outstanding restricted stock units proportional to the exchange ratio of the reverse stock split. Unless required by the terms of the equity incentive compensation plan pursuant to which a stock equity award was issued, no cash payment would be made to holders of equity awards in respect of such rounding. Under the terms of our outstanding warrants, the reverse stock split would also result in a proportionate increase in the exercise price of the warrants, as well as a proportionate decrease in the number of shares issuable to the holders thereof upon exercise of the warrants.

If the proposed reverse stock split is implemented, it would increase the number of our stockholders who own “odd lots” of less than 100 shares of common stock. Brokerage commission and other costs of transactions in odd lots are generally higher than the costs of transactions of more than 100 shares of common stock.

Our common stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The reverse stock split would not affect the registration of our common stock under the Exchange Act. If the reverse stock split is implemented, our common stock would continue to be reported on the Nasdaq Capital Market under the symbol “SOMX” (although Nasdaq would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred).

In addition, the proposed amendment to our Amended and Restated Certificate of Incorporation would reduce the total number of shares of common stock that we are authorized to issue from 100,000,000 shares to 25,000,000 shares. Because the total number of shares of authorized common stock is not being reduced in an amount proportionate to the reverse stock split, the ability of the Board to issue authorized and unissued shares without further stockholder action will be significantly increased. However, we currently have no plans, arrangements or understandings to issue these additional authorized shares. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of our common stock. The effective increase in the number of authorized but unissued shares of our common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. However, our Amended and Restated Certificate of Incorporation authorizes us to issue 10,000,000 shares of preferred stock and the reverse stock split would have no effect on the number of shares of preferred stock that we are authorized to issue.

Effective Date

Our Board, in its discretion, may elect to effect the reverse stock split upon receipt of stockholder approval, or not if our Board determines in its discretion not to proceed with the reverse stock split. The reverse stock split and the decrease in the number of our authorized shares of common stock would become effective on the date of filing of a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. On the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the exchange ratio contained in the certificate of amendment. If our Board does not implement the reverse stock split by the date of our 2013 annual meeting of stockholders, stockholder approval would be required again prior to the implementation of any reverse stock split.

Treatment of Fractional Shares

No scrip or fractional shares would be issued if, as a result of the reverse stock split, a stockholder would otherwise become entitled to a fractional share. Instead, we would pay to the stockholder, in cash, the value of any fractional share arising from the reverse stock split. The cash payment would equal the closing sale price per share of our common stock as reported on the Nasdaq Capital Market on the last trading day preceding the effective date of the reverse stock split multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares.

If you do not hold sufficient shares of pre-split common stock to receive at least one post-split share of common stock and you want to hold our common stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

•

purchase a sufficient number of shares of our common stock so that you would hold at least that number of shares of common stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one share of common stock on a post-split basis; or

•

if applicable, consolidate your accounts so that you hold at least that number of shares of our common stock in one account prior to the reverse stock split that would entitle you to at least one share of our common stock on a post-split basis. Common stock held in registered form (that is, shares held by you in your own name on our company’s share register maintained by our transfer agent) and common stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of common stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

After the reverse stock split, then-current stockholders would have no further interest in our company with respect to their fractional shares. A person otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of his or her fractional share except to receive the cash payment as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the 1-for-8 exchange ratio described above. Reducing the number of post-split stockholders, however, is not the purpose of this proposal.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where we are domiciled and where the funds for fractional shares would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective date may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

Effect on Non-Registered Stockholders

Non-registered stockholders holding our common stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of common stock. They are, however, provided with a statement reflecting the number of shares of common stock registered in their accounts.

Stockholders who hold registered shares of our common stock in book-entry form do not need to take any action to receive post-reverse stock split shares of our common stock in registered book-entry form or the cash payment in lieu of any fractional interest, if applicable. These stockholders will have their pre-reverse stock split shares exchanged automatically and a Credit Advise will be mailed to them upon exchange indicating the number of post-reverse stock split shares owned by such stockholders. A check will also be mailed to such stockholders’ registered address as soon as practicable after the effective date of the reverse stock split. By signing and cashing this check, such stockholders will warrant that they owned the shares of our common stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of and reduction in the number of our outstanding shares of common stock as a result of the reverse stock split would occur automatically on the effective date without any action on the part of our stockholders and without regard to the date that stock certificates representing pre-split shares of common stock are physically surrendered for new stock certificates representing post-split shares of common stock.

As soon as practicable after the effective date, transmittal forms will be mailed to each holder of record of certificates for shares of our common stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of shares of our post-split common stock such stockholder is entitled to receive as a result of the reverse stock split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our common stock prior to the reverse stock split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our common stock that he or she holds as a result of the reverse stock split. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

STOCKHOLDERS SHOULD NOT DESTROY ANY PRE-SPLIT STOCK CERTIFICATES AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATES UNTIL THEY ARE REQUESTED TO DO SO.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $.0001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to our common stock would be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per share common stock net loss and net book value would be increased because there would be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to dissenters’ rights with respect to the proposed amendment to our Amended and Restated Certificate of Incorporation to effect the reverse stock split, and we will not independently provide our stockholders with any such right.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the reverse stock split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in Proposal No. 1 as a result of their ownership of shares of our common stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in Proposal No. 1 that are different from or greater than those of any other of our stockholders.

Federal Income Tax Consequences of the Reverse Stock Split to U.S. Holders

The following is a summary of the material United States federal income tax consequences of the reverse stock split to U.S. holders (as defined below) of our common stock, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, published rulings, administrative pronouncements and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions, or that any such contrary position would not be sustained by a court.

This summary assumes that you hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax considerations arising under the laws of any non-United States, state or local jurisdiction, or United States federal tax considerations other than income taxation. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies, or other financial institutions;

•	persons subject to the alternative minimum tax;

•	tax-exempt organizations;

•	partnerships or other pass-through entities;

•	persons that are not “U.S. holders” (as defined below);

•	dealers in securities or currencies;

•	regulated investment companies or real estate investment trusts;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; or

•	persons deemed to sell our common stock under the constructive sale provisions of the Code.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT OR THE OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

U.S. Holder

For purposes of this discussion, a U.S. holder is any beneficial owner of our common stock that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; and

•

a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisor with regard to the U.S. federal income tax treatment of the reverse stock split.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder generally will not recognize any gain or loss as a result of the reverse stock split. A U.S. holder’s aggregate tax basis in the common stock received in the reverse stock split generally will equal such holder’s aggregate tax basis in our common stock surrendered in the reverse stock split reduced by any amount allocable to a fractional share of post-split common stock for which cash is received. The holding period for the shares of our common stock received in the reverse stock split generally will include the holding period for the shares of our common stock surrendered in the reverse stock split.

Cash received in lieu of fractional shares

A U.S. holder that receives cash in lieu of a fractional share of common stock in the reverse stock split generally will be treated as having received such fractional shares and then as having immediately received such cash in redemption of such fractional shares. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received for the fractional share and the portion of the U.S. holder’s basis of the pre-split common stock allocable to such fractional shares. A U.S. holder’s tax basis in a fractional share generally will be determined by allocating the holder’s tax basis in its pre-split common stock between the common stock received in the reverse stock split and the fractional share, in accordance with their respective fair market values. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in our common stock exchanged therefore was greater than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations.

To the extent a U.S. holder holds shares of pre-split common stock with different tax bases and holding periods, different allocation rules may apply from those described above. Such holders are urged to consult their tax advisors regarding how to allocate their tax basis between common stock received in the reverse stock split and any fractional shares of such common stock.

Backup Withholding

Certain U.S. holders may be subject to backup withholding on any cash received in the reverse stock split in lieu of a fractional share of common stock. Backup withholding will not apply, however, to a U.S. holder that comes within certain exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. holder that does not provide its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Any amount paid as backup withholding will be allowed as a refund or credit against the U.S. holder’s federal income tax liability, provided the required information is timely furnished to the IRS.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR Proposal No. 1 to approve an amendment to Somaxon’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Somaxon’s outstanding common stock at an exchange ratio of 1-for-8, and a decrease in the number of authorized shares of Somaxon’s common stock to 25,000,000 shares, subject to the Board’s authority to effect or abandon such amendment.

PROPOSAL NO. 2

ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES

IN FAVOR OF PROPOSAL NO. 1

Overview

At the Special Meeting and any adjournment or postponement thereof, our stockholders may be asked to consider and vote upon a proposal to adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal No. 1.

Recommendation of the Board of Directors

The Board unanimously recommends a vote FOR any proposal to adjourn the Special Meeting of stockholders, if necessary, to solicit additional proxies in favor of Proposal No. 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of August 17, 2012 for:

•	each of our named executive officers (as such term is defined in Item 402(a)(3) of Regulation S-K under the Exchange Act), (the “Named Executive Officers”);

•	each of our directors;

•	each person known by us to beneficially own more than 5% of our common stock; and

•	all of our Named Executive Officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (the “Commission”), and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of October 16, 2012, which is 60 days after August 17, 2012.

Percentage of beneficial ownership is based on 57,530,747 shares of common stock outstanding as of August 17, 2012. Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 10935 Vista Sorrento Parkway, Suite 250, San Diego, CA 92130.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent Beneficially Owned
5% Stockholders:
Funds affiliated with Deerfield Management Company, L.P. (1)	4,500,000	7.8%
780 Third Avenue, 37th Floor New York, NY 10017
Scale Venture Management I, LLC, (formerly BAVP, L.P.) (2)	3,002,858	5.2%
950 Tower Lane, Suite 700 Foster City, CA 94404
Directors and Named Executive Officers:
David F. Hale (3)	781,338	1.3%
Erle T. Mast (4)	116,629	*
Faheem Hasnain (5)	45,555	*
Kurt von Emster (6)	187,754	*
Terrell A. Cobb (7)	164,659	*
Michael L. Eagle (8)	122,937	*
Richard W. Pascoe (9)	689,681	1.2%
Tran B. Nguyen (10)	187,147	*
Matthew W. Onaitis (11)	342,463	*
Brian T. Dorsey (12)	311,241	*
Named Executive Officers and directors as a group (10 persons) (13)	2,949,404	4.9%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Funds affiliated with Deerfield Management Company, L.P. include the following holdings:

Shareholder Name	Number of Shares
Deerfield Special Situations Fund, L.P.	2,070,021
Deerfield Special Situations International Master Fund, L.P.	2,429,979

Total	4,500,000

The voting and disposition of the shares held by Deerfield Management Company, L.P. was obtained from the Schedule 13-G dated July 31, 2012 filed by Deerfield Management Company, L.P. on August 22, 2012.

(2)	Shares held by Scale Venture Management I, LLC include warrants to purchase 510,638 shares of our common stock which are exercisable within 60 days of August 17, 2012. The voting and disposition of the shares held by Scale Venture Management I, LLC was obtained from the Schedule 13-G/A filed by BAVP, L.P. on July 13, 2009.

(3)	Shares held by David F. Hale include 460,551 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(4)	Shares held by Erle T. Mast include 94,999 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(5)	Shares held by Faheem Hasnain include 45,555 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(6)	Shares held by Kurt von Emster include 118,122 shares of common stock subject to outstanding which are exercisable options which are exercisable within 60 days of August 17, 2012 and warrants to purchase 42,553 shares of our common stock within 60 days of August 17, 2012.
(7)	Shares held by Terrell A. Cobb include 132,637 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(8)	Shares held by Michael L. Eagle include 85,624 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(9)	Shares held by Richard W. Pascoe include 617,289 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(10)	Shares held by Tran B. Nguyen include 164,581 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(11)	Shares held by Matthew W. Onaitis include 287,426 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(12)	Shares held by Brian T. Dorsey include 276,789 shares of common stock subject to outstanding options which are exercisable within 60 days of August 17, 2012.
(13)	Includes 2,283,573 shares of common stock subject to outstanding options and 42,553 warrants which are exercisable within 60 days of August 17, 2012.

STOCKHOLDER PROPOSALS FOR THE 2013 ANNUAL MEETING

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2013 must be received by us no later than December 24, 2012, which is 120 days prior to April 23, 2013, the first anniversary of the mailing date of the proxy statement for our 2012 Annual Meeting of Stockholders, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Commission for such proposals in order to be included in the proxy statement. Under our bylaws, a stockholder who wishes to make a proposal at the 2013 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than January 31, 2013 and no later than March 2, 2013, unless the date of the 2013 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2012 Annual Meeting. If the stockholder fails to give notice by March 2, 2013, then the persons named as proxies in the proxies solicited by the board of directors for the 2013 Annual Meeting may exercise discretionary voting power regarding any such proposal.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Special Meeting which is not listed on the Notice of Special Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information from other documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement. Information contained in this proxy statement and information that we file with the Commission in the future and incorporate by reference in this proxy statement will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings (other than Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 and exhibits filed on such form that are related to such items) we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	our Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Commission on March 9, 2012;

•	our Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) filed with the Commission on April 23, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 filed with the Commission on May 10, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012 filed with the Commission on August 8, 2012;

•

our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the Commission on February 27, 2012, March 23, 2012, April 2, 2012, May 2, 2012 (as amended by the Current Report on Form 8-K/A filed on May 17, 2012), May 15, 2012, June 4, 2012, June 14, 2012, July 19, 2012, July 20, 2012 and July 24, 2012; and

•

the description of our common stock contained in our registration statement on Form 8-A (File No. 000-51665) filed with the Commission on December 13, 2005, including any amendment or reports filed for the purpose of updating such description.

To the extent that any information contained in any filings we have made or will make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, or any exhibit thereto, was furnished, rather than filed with the Commission, such information or exhibit is specifically not incorporated by reference in this proxy statement.

These documents may also be accessed on our website at www.somaxon.com. Except as otherwise specifically incorporated by reference in this proxy statement, information contained in, or accessible through, our website is not a part of this proxy statement.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents by writing or telephoning us at the following address:

Somaxon Pharmaceuticals, Inc.

10935 Vista Sorrento Parkway, Suite 250

San Diego, CA 92130

(858) 876-6500

Attn: Corporate Secretary

ADDITIONAL INFORMATION

For additional questions about our Special Meeting, assistance in submitting proxies or voting shares of Somaxon common stock, or to request additional copies of the proxy statement or the enclosed proxy card, please contact our proxy solicitor:

Georgeson, Inc.

199 Water Street, 26th Floor

New York, NY 10038

Banks and Brokers Call: (212) 440-9800

All Others Toll Free: (800) 267-4403

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.

By Order of the Board of Directors,

Richard W. Pascoe
President, Chief Executive Officer and Director

Appendix A

CERTIFICATE OF AMENDMENT

OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF SOMAXON PHARMACEUTICALS, INC.,

a Delaware corporation

Somaxon Pharmaceuticals, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

FIRST: Upon the filing and effectiveness (the “Effective Time”) pursuant to the DGCL of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation, each eight shares of the Corporation’s common stock, par value $0.0001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Shares”) shall automatically be combined into one validly issued, fully paid and non-assessable share of common stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). The Corporation shall not issue fractional shares in connection with the Reverse Stock Split. Holders of Old Shares who would otherwise be entitled to receive a fraction of a share on account of the Reverse Stock Split shall receive, upon surrender of the stock certificates formerly representing the Old Shares, in lieu of such fractional share, an amount in cash equal to the product of (1) the closing sale price per share of the common stock as reported by The Nasdaq Capital Market on the last trading day preceding the Effective Date by (2) the number of Old Shares held by such holder that would otherwise have been exchanged for such fractional share interests.

SECOND: Upon the Effective Time, the introductory paragraph of the “Fourth” paragraph of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share (“COMMON STOCK”) and Preferred Stock, par value $0.0001 per share (“PREFERRED STOCK”). The total number of shares the Corporation shall have the authority to issue is Thirty-Five Million (35,000,000), Twenty-Five Million (25,000,000) shares of which shall be Common Stock and Ten Million (10,000,000) shares of which shall be Preferred Stock.”

THIRD: This Certificate of Amendment shall become effective as of [            ], 2012 at [            ] [a.m./p.m.].

FOURTH: This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL. The Board of Directors duly adopted resolutions setting forth and declaring advisable this Certificate of Amendment and directed that the proposed amendments be considered by the stockholders of the Corporation. A special meeting of stockholders was duly called upon notice in accordance with Section 222 of the DGCL and held on [                    ], 2012, at which meeting the necessary number of shares were voted in favor of the proposed amendments. The stockholders of the Corporation duly adopted this Certificate of Amendment.

IN WITNESS WHEREOF, this Certificate of Amendment of Amended and Restated Certificate of Incorporation has been executed as of this     day of                     , 2012.

SOMAXON PHARMACEUTICALS, INC.

By:
Name:
Title:

A-1

SPECIAL MEETING OF STOCKHOLDERS OF

SOMAXON PHARMACEUTICALS, INC.

October 5, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at https://materials.proxyvote.com/834453

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

■ 00030000300000000000 1	100512

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
			FOR	AGAINST	ABSTAIN

1.      Approval of an amendment to Somaxon’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of Somaxon’s outstanding common stock at an exchange ratio of 1-for-8, and a decrease in the number of authorized shares of Somaxon’s common stock to 25,000,000 shares, subject to the Board of Directors’ authority to abandon such amendment.

			☐	☐	☐

		2. Approval of the adjournment of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the time of the Special Meeting to approve Proposal No. 1.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting.

The undersigned revokes any prior proxy at the meeting and ratifies all that said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notice of Special Meeting of Stockholders and proxy statement is hereby acknowledged.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SOMAXON PHARMACEUTICALS, INC. PLEASE COMPLETE, SIGN, DATE AND MAIL PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED. THANK YOU.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	■

■

SOMAXON PHARMACEUTICALS, INC.

10935 Vista Sorrento Parkway, Suite 250

San Diego, California 92130

PROXY FOR SPECIAL MEETING OF STOCKHOLDERS

October 5, 2012

The undersigned stockholder(s) of SOMAXON PHARMACEUTICALS, INC. hereby constitutes and appoints Richard W. Pascoe and Matthew W. Onaitis, and each of them, attorneys and proxies of the undersigned, each with power of substitution, to attend, vote and act for the undersigned at the Special Meeting of Stockholders of Somaxon to be held on October 5, 2012, and at any adjournment or postponement of the meeting, according to the number of shares of common stock of Somaxon that the undersigned may be entitled to vote, and with all powers that the undersigned would possess if personally present, as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.

(Continued and to be signed on the reverse side)

■	14475 ■